Exhibit d(ii) under Form N-1A
                                             Exhibit 10 under Item 601/ reg. S-K
                                    EXHIBIT B

                                     to the

                          Investment Advisory Contract

                     FEDERATED INTERNATIONAL SMALL COMPANY FUND II

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to
1.25 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.25 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of March, 2000.

                                    FEDERATED INSURANCE SERIES

                                    By:  /S/ J. CHRISTOPHER DONAHUE

                                    Name:  J. Christopher Donahue
                                Title: President

                                    FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP.

                                    By:  /S/ WILLIAM D. DAWSON III
                                       ---------------------------
                                    Name:  William D. Dawson III
                                    Title:  Executive Vice President